Exhibit 99.1

Manitex International, Inc. Reports First Quarter 2011 Results

Company Achieves 44% Increase in First Quarter Revenue

Backlog Rises 20% to $48 million

Bridgeview, IL, May 11, 2011 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles, container handling equipment and specialized engineered trailers, today announced first quarter 2011 revenues of $31.7 million representing a 44% year-over-year increase. Net income for the first quarter of 2011 was $0.4 million or $0.04 per share compared to $0.3 million or $0.03 per share for the first quarter of 2010.

First Quarter 2011 Financial Highlights:

•

Net revenues for the quarter ended March 31, 2011 were $31.7 million, representing a 44% increase from $22.0 million in the first quarter of 2010 and a sequential increase of $2.2 million or 7% from the fourth quarter of 2010. Excluding the impact of the CVS Ferrari operations, net revenues increased 15% from the prior year’s comparable period.

•	Consolidated backlog at March 31, 2011 of $48 million was an increase of 20% or $8 million from December 31, 2010.

•	EBITDA(1) for the first quarter of 2011 was $2.1 million, or 6.5% of sales, compared to $1.8 million or 8.3% for the first quarter of 2010.

•

Gross profit of $6.5 million was an improvement of $1.2 million compared to $5.2 million in the first quarter of 2010. Gross margin of 20.4% of sales compared to 23.7% for the first quarter of 2010 with the reduction largely due to a less favorable sales mix in the quarter.

•

Net income for the first quarter of 2011 was $0.4 million or $0.04 per share (2) as anticipated, compared to a first quarter 2010 net income of $0.3 million or $0.03 per share. Included in the first quarter 2011 net income are approximately $0.5 million of expenses related to sales and marketing expenses for the major construction event of ConExpo, held in March every three years.

Chairman and Chief Executive Officer, David Langevin, commented, “First quarter sales and profits were in line with our expectations and we are particularly encouraged by the improvement in sales and growth in our backlog. Our first quarter expenses included approximately $500,000 of unusually high sales and marketing expenses, equivalent to $.04 per share, related to the ConExpo convention which is held once every three years and from which we believe we obtained numerous market opportunities as well as completing two very important distribution agreements for our Manitex business.”

Mr. Langevin continued, “Subsequent to the end of the first quarter we were pleased to announce that we had been notified that we had successfully moved through the next stage of the process to acquire certain assets of CVS SpA that operated in the container handling equipment market. With this progress, we would expect to complete a transaction during the third quarter of the year, well in advance of our initial expectations, which will help us to further penetrate this attractive and growing market segment.”

— more —

First quarter 2011 net revenues of $31.7 million, including approximately $6 million of sales from the Italian CVS Ferrari operations, increased $9.8 million or 44% over the first quarter of 2010. Revenue increases were obtained in both our operating segments, with Lifting Equipment increasing 40% through a combination of cranes at 45%, and material handling products at 35%, and Equipment Distribution increasing 152%. Crane sales continue to reflect strong demand for larger tonnage product from the specialty energy and utility markets, in both the US and internationally. Material handling products benefited from another strong quarter from the CVS Ferrari container handling business and improved demand in the specialized trailer market which helped offset weaker demand in the higher margin military and specialized governmental product. The increase in distribution revenues was driven by our used equipment sales program which we began in the second half of 2010. On a sequential quarter basis, total revenues increased 7% largely due to increased sales from the crane operations.

Gross profit of $6.5 million was a $1.2 million increase above the first quarter of 2010 driven by increased volume. Gross profit margin for the quarter was 20.4% compared with 23.7% for the first quarter of 2010 with the reduction resulting from lower margin product mix in sales, particularly in the material handling and distribution operations. Compared to the first quarter of 2010, in material handling, there was a decrease in shipments of higher margin military and governmental units while in distribution, the increase in revenues was principally from lower margin used equipment sales.

Operating expenses for the first quarter 2011 were $5.2 million and included expenses of $1.4 million relating to expenditures at the ConExpo construction show, the CVS Ferrari operations and new operations started in 2010. This compared to the first quarter 2010 of $4.2 million. R&D expenses were flat at $0.3 million. SG&A expense of $4.9 million, including the above items was equivalent to 15.4% of sales for the quarter compared to 17.5% for the first quarter of 2010.

Andrew Rooke, Manitex International President and Chief Operating Officer commented, “Operational results for the quarter were in line with our expectations although clearly impacted by the significant marketing expenditures at the ConExpo show. We are encouraged by the performance of our crane operations and particularly the boom truck crane products where demand from domestic and international energy markets has driven not only strong sales, up 45% in the quarter, but also growth in the backlog which, on a consolidated basis, increased 20% from December 31, 2010. Our Italian CVS Ferrari operations performed to expectations in the quarter and we continue to develop this business which we see as being in a sector well poised for growth, based on world container activity.”

Mr. Rooke continued, “Working capital remains a key focus as the level of activity increases, and the ratio of operating working capital to annualized last quarters sales, improved 100 basis points from December 31, 2010 to 30.1%. This remains a key metric for the operations and our first target is to return to the 25% level of quarter four of 2008, which will require careful management of the supply chain as we progress through the year and manage critical components for delivery schedule and cost.”

Mr. Langevin concluded, “We expect the second quarter to show a continuation of our recent quarter’s trend with an increase in sales approximating to the increase in our backlog, together with improving operating leverage. At the same time, we expect to see an increase in gross profit resulting from our sales expansion but we anticipate a continuing challenge in gross profit percentages due to a change in product mix and the impact of material cost increases that are being seen across a wide range of the supply chain.”

(1)

EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

(2)	Weighted average diluted shares outstanding for the first quarter of 2011 and 2010 were 11,581,676 and 11,338,522 respectively.

Conference Call:

Management will today host a conference call at 4:30 p.m. Eastern Time to discuss the results with the investment community.

Anyone interested in participating should call 1-877-941-8601 if calling within the United States or 1-480-629-9810 if calling internationally. A re-play will be available until May 18, 2011, which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use pass code 4438424 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Our Crane and Machinery division is a Chicago-based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. In July 2009, we acquired through a stock purchase, Badger Equipment Company, a Winona, Minnesota-based manufacturer of specialized rough terrain cranes and material handling products. In December 2009, we acquired Load King Trailers, a manufacturer of specialized custom trailers and hauling systems typically used for transporting heavy equipment. In July 2010, the Company’s subsidiary, CVS Ferrari srl entered into an agreement to rent certain assets of CVS SpA on an exclusive rental basis in its operations. CVS SpA located near Milan, designed and manufactured a range of reach stackers and associated lifting equipment for the global container handling market, sold through a broad dealer network.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except for per share amounts)

	March 31, 2011	December 31, 2010
	Unaudited
ASSETS
Current assets
Cash	$1,441	$662
Trade receivables (net of allowances of $140 and $163 at March 31, 2011 and December 31, 2010)	18,468	19,557
Other receivables	1,506	1,440
Inventory (net of allowances of $375 and $319 at March 31, 2011 and December 31, 2010)	35,518	30,694
Deferred tax asset	650	650
Prepaid expense and other	1,659	1,700

Total current assets	59,242	54,703
Total fixed assets (net)	10,387	10,659

Intangible assets (net)	19,909	20,403
Deferred tax asset	5,183	5,249
Goodwill	14,452	14,452
Other long-term assets	43	51

Total assets	$109,216	$105,517

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Notes payable—short term	$3,271	$2,646
Current portion of capital lease obligations	567	564
Accounts payable	16,264	14,447
Accounts payable related parties	1,054	481
Accrued expenses	4,049	4,335
Other current liabilities	208	538

Total current liabilities	25,413	23,011
Long-term liabilities
Revolving term credit facilities	21,161	20,007
Deferred tax liability	5,473	5,473
Notes payable	5,756	6,119
Capital lease obligations	4,538	4,683
Deferred gain on sale of building	2,694	2,789
Other long-term liabilities	164	161

Total long-term liabilities	39,786	39,232

Total liabilities	65,199	62,243

Commitments and contingencies

Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding March 31, 2011 and December 31, 2010	—	—
Common Stock—no par value, Authorized, 20,000,000 shares authorized Issued and outstanding, 11,409,533 and 11,394,621 at March 31, 2011 and December 31, 2010, respectively	46,989	46,920
Warrants	1,788	1,788
Paid in capital	4	6
Accumulated deficit	(5,706)	(6,148)
Accumulated other comprehensive income	942	708

Total shareholders’ equity	44,017	43,274

Total liabilities and shareholders’ equity	$109,216	$105,517

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2011	2010
	Unaudited	Unaudited
Net revenues	$31,722	$21,970
Cost of sales	25,263	16,758

Gross profit	6,459	5,212
Operating expenses
Research and development costs	323	277
Selling, general and administrative expenses	4,878	3,839
Restructuring expenses	6	53

Total operating expenses	5,207	4,169

Operating income	1,252	1,043
Other income (expense)
Interest expense	(616)	(612)
Foreign currency transaction gain (loss)	15	(110)
Other income	25	144

Total other expense	(576)	(578)

Income before income taxes	676	465
Income tax	234	158

Net income	$442	$307

Earnings Per Share
Basic
Basic	$0.04	$0.03
Diluted	$0.04	$0.03
Weighted average common shares outstanding
Basic	11,402,821	11,317,125
Diluted	11,581,676	11,338,522

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2011	2010
	Unaudited	Unaudited

Cash flows from operating activities:
Net income	$442	$307
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	803	780
Increase (decrease) in allowances for doubtful accounts	(10)	36
Inventory reserves	56	—
Deferred income taxes	68	—
Stock based deferred compensation	79	58
Gain on disposal of fixed assets	(25)	(32)
Reserves for uncertain tax provisions	3	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	1,409	(3,474)
(Increase) decrease in inventory	(4,511)	1,618
(Increase) decrease in prepaid expenses	100	(291)
(Increase) decrease in other assets	8	8
Increase (decrease) in accounts payable	1,923	(566)
Increase (decrease) in accrued expense	(361)	333
Increase (decrease) in other current liabilities	(333)	(11)

Net cash (used) for operating activities	(349)	(1,234)

Cash flows from investing activities:
Proceeds from the sale of fixed assets	25	209
Purchase of property and equipment	(112)	(13)

Net cash (used) for provided by investing activities	(87)	196

Cash flows from financing activities:
Borrowing on revolving credit facility	1,458	2,161
Repayments on revolving credit facility	(407)	(759)
Shares repurchased for income tax withholdings on share-based compensation	(12)	(17)
New borrowings	1,065	588
Note payments	(834)	(566)
Payments on capital lease obligations	(142)	(128)

Net cash provided by financing activities	1,128	1,279

Net increase in cash and cash equivalents	692	241
Effect of exchange rate change on cash	87	(73)
Cash and cash equivalents at the beginning of the year	662	287

Cash and cash equivalents at end of period	$1,441	$455

Supplemental Information

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three month periods ended March 31st, 2011 and 2010 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations (in thousands)

	Three Months Ended
	March 31, 2011	March 31, 2010
Net income from continuing operations	442	307
Income tax	234	158
Interest expense	616	612
Foreign currency transaction losses (gain)	(15)	110
Other (income) expense	(25)	(144)
Depreciation & Amortization	803	780

Earnings before interest, taxes, depreciation and amortization (EBITDA)	2,055	1,823

EBITDA % to sales	6.5%	8.3%

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the period ended March 31, 2011, unless otherwise indicated.

Backlog

Backlog is defined as firm orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	March 31, 2011	December 31, 2010
Backlog	$47,736	$39,905
3/31/2011 increase v prior period	—	19.6%

Current Ratio is calculated by dividing current assets by current liabilities.

	March 31, 2011	December 31, 2010
Current Assets	59,242	$54,703
Current Liabilities	25,413	$23,011
Current Ratio	2.3	2.4

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	March 31, 2011	December 31, 2010
Current portion of long term debt	3,271	$2,646
Current portion of capital lease obligations	567	564
Lines of credit	21,161	20,007
Notes payable – long term	5,756	6,119
Capital lease obligations	4,538	4,683

Debt	$35,293	$34,019

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	March 31, 2011	December 31, 2010
Trade receivables (net)	$18,468	$19,557
Other receivables	1,506	1,440
Inventory (net)	35,518	30,694
Less: Accounts payable	17,318	14,928

Total Operating Working Capital	$38,174	$36,763

% of Trailing Three Month Annualized Net Sales	30.1%	31.1%

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	March 31, 2011	December 31, 2010
Net sales	$31,722	$29,544
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$126,888	$118,176

Working capital is calculated as total current assets less total current liabilities

	March 31, 2011	December 31, 2010
Total Current Assets	$59,242	$54,703
Less: Total Current Liabilities	$25,413	23,011
Working Capital	$33,829	$31,692